ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77C

Hedged Equity and Income Fund (HEQ)

The Fund held its Annual Meeting of Shareholders on November 9, 2012. The following proposal was considered by the shareholders:

Proposal: Election of thirteen (13) Trustees to serve until the expiration of their respective terms as shown below. Each nominee was elected by the Fund’s shareholders and the votes cast with respect to each Trustee are set forth below.

For a Term to Expire in 2016:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Deborah C. Jackson	12,074,033	336,633
James M. Oates	12,114,373	296,293
Steven R. Pruchansky	12,098,086	312,580
Non-Independent Trustee
Craig Bromley	12,101,057	309,609

For a Term to Expire in 2015:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Charles L. Bardelis	12,110,622	300,044
Peter S. Burgess	12,115,000	295,666
Theron S. Hoffman	12,116,740	293,926
Non-Independent Trustee
Warren A. Thomson	12,103,958	306,708

For a Term to Expire in 2014:

Independent Trustees	Total Votes for the Nominee	Total Votes Withheld from the Nominee
William H. Cunningham	12,071,216	339,450
Grace K. Fey	12,115,355	295,311
Hassell H. McClellan	12,070,207	340,459
Gregory A. Russo	12,083,880	326,786
Non-Independent Trustee
James R. Boyle	12,114,968	295,698